Exhibit 16.1

June 6, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of InfuSystem Holdings, Inc.’s Form 8-K dated June 3, 2013 and have the following comments:

1.	We agree with the statements made in the paragraphs under Item 4.01 (a).

2.	We have no basis on which to agree or disagree with the statements made in the paragraphs under Item 4.01 (b).

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan